Exhibit 99.1

CONTACTS:	Tony Rossi	Charlie Mollo
	Financial Relations Board	Mobility Electronics
	310-407-6563	480-596-0061, ext. 153
	trossi@financialrelationsboard.com	cmollo@mobl.com

Draft: April 28

MOBILITY ELECTRONICS REPORTS 21% INCREASE
IN FIRST QUARTER YEAR-OVER-YEAR REVENUES

HIGHLIGHTS

•	Revenues increased to $14.5 million in Q1 2004 from $12.0 million in Q1 2003

•	195,000 universal power adapters shipped in first quarter, up 27% over Q4 2003

•	Retail store count grew 47% to 11,000 with successful launch of Targus partnership

•	Significant new strategic alliance entered into with Motorola for consumer electronic power products

•	New consumer electronic power products to be introduced in RadioShack stores in July 2004; 450,000 adapters and over 1 million tips currently on order

SCOTTSDALE, Ariz., April 29, 2004 – Mobility Electronics, Inc. (Nasdaq: MOBE), a leading provider of innovative portable computing solutions for the mobile electronic device user, today reported financial results for the first quarter ended March 31, 2004. Revenue was $14.5 million in the first quarter of 2004, an increase of 21% over revenue of $12.0 million in the first quarter of 2003.

Net loss attributable to common stockholders for the first quarter of 2004 was $773,000, or ($0.03) per diluted share, compared with a net loss attributable to common stockholders of $1.5 million, or ($0.07) per diluted share, in the same period of the prior year.

“We are very pleased with our performance in the first quarter, as we executed well on all key financial and strategic aspects of our growth strategy,” said Charlie Mollo, President and Chief Executive Officer of Mobility Electronics. “We continued the sales ramp for our new universal power adapters and, in aggregate, were pleased with sales through all of our major distribution channels – which now include 11,000 retail stores – in the first quarter. We are continuing to expand our portable computer power product offering and are now generating significant sales from multiple models including the Juice™, Ice™, PPS™ (now DualPower™) and PowerXtender™ product families. We also continued to make excellent progress on the development of our new power products for consumer electronic devices, and these remain on track to contribute incremental sales starting in the second half of 2004.

“In addition, we continued to enhance our long-term growth opportunities through the development of a major strategic alliance with Motorola and RadioShack. Collaborating with a top-tier wireless OEM is a key part of our strategy to reach additional consumer electronics sales channels and garner support for an industry standard based on our power technology,” said Mr. Mollo.

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Product Area Highlights

•	Sales of power products, handheld products, and expansion and docking products represented 61%, 18%, and 14%, respectively, of overall company sales in the quarter.

•	Unit sales of the universal power adapters for portable computers increased approximately 27% on a sequential quarter basis, from approximately 154,000 units in the fourth quarter of 2003 to approximately 195,000 units in the first quarter of 2004.

•	The successful ramp-up of sales through Dell and Targus more than offset the negative impact of seasonality in other channels.

•	The number of retail locations carrying Juice increased 47% to approximately 11,000 by quarter end, up from approximately 7,500 at the end of 2003. A number of major retailers are now carrying both the Targus and Kensington versions of Juice, effectively limiting the shelf space available for competing products.

•	The Company substantially completed the development of its new consumer electronic power products for RadioShack, progressed to advanced stages of development for a large number of additional new products, and received approvals for a number of important new international markets, including Asia and Australia.

•	The Company has received purchase orders for 450,000 units of its new consumer electronics power adapters and over 1 million tips for use with the adapters, scheduled for shipment in late Q2 or early Q3 2004.

•	The Company’s handheld, expansion and docking businesses posted solid results for the quarter.

Motorola Partnership

Mobility believes that its new partnership with Motorola and RadioShack presents both a significant near-term and a long-term opportunity:

•	Near-term opportunity – Universal DC cigarette lighter adapters (CLA), universal AC power adapters, and universal AC/DC power adapters based on Mobility’s technology will be offered by Motorola through its direct sales efforts and to its broad global network of wireless carriers and handset distributors. According to IDC, Motorola sold more than 75 million mobile phones through these channels in 2003. The new power adapters, which are expected to be selected as an accessory on a percentage of the phones sold by Motorola, are expected to be available through Motorola’s channels in late 2004 or early 2005. Mobility expects to recognize revenue equal to its blended mark-up across all adapters sold through Motorola of between $0.50 and $1.00 per unit.

•	Long-term opportunity – Motorola, RadioShack and Mobility will promote Mobility’s new tip architecture as a standard in the wireless phone marketplace, which is estimated to be a 630 million unit worldwide market opportunity in 2005 according to IDC.

“We believe that the adoption of our universal tip technology would enable wireless carriers to substantially reduce the number of power adapters they need to carry in inventory and provide them with high value up-sell and new product opportunities such as our new flagship combination AC/DC power adapter and additional tips for other consumer electronic devices,” said Mr. Mollo. “We believe this represents a major opportunity, and we are pleased to be collaborating with highly influential companies like Motorola and RadioShack on this effort.”

Financial Highlights

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Mobility Electronics, Inc.

Gross margin was 34.0% in the first quarter of 2004, compared to 35.0% in the first quarter of 2003 and 31.6% in the fourth quarter of 2003. The improvement in first quarter 2004 gross margin as compared to fourth quarter 2003 gross margin was due primarily to improvement in gross margins across nearly all handheld hardware products as well as a reduction in handheld hardware manufacturing overhead. Gross margins across all other product lines were virtually unchanged in the aggregate, with power product margins down only slightly in the first quarter of 2004 compared to the fourth quarter of 2003, despite the launch of the Company’s lower gross margin AC-only and DC-only power adapters and the increase in lower gross margin OEM power product sales.

Total operating expenses in the first quarter of 2004 were $5.7 million, or 39.4% of revenue, compared to $5.3 million, or 44.4% of revenue, in the first quarter of 2003. The increase is due to additional spending in research and development to support the significant number of power products under development during the first quarter of 2004.

As of March 31, 2004, the Company remained in a strong financial position with $10.6 million in cash and cash equivalents, a current ratio of 2.8, and no debt.

Outlook

In the second quarter of 2004, Mobility expects at least modest sequential quarterly revenue growth, driven primarily by the continued increase in sales of power products through the Dell and Targus channels. Gross margins are expected to remain relatively stable and operating expenses are expected to approximate first quarter 2004 levels with the exception of an increase in legal fees. These fees are expected to increase primarily as a result of the class action lawsuit that has been filed against Mobility and certain of its officers; however, any continuing costs of defense in this matter are expected to be offset in future periods by proceeds from Mobility’s directors’ and officers’ liability insurance policy.

For 2004, the Company continues to anticipate full year revenue of at least $80 million, or at least a 53% increase from 2003, with both revenues and profitability trending progressively higher each quarter. By the fourth quarter of 2004, Mobility expects to achieve quarterly earnings per diluted share in the range of $0.08 to $0.12. This is based on the expectation that gross margins will increase in the second half of the year to between 37% and 38%, due to the introduction of higher margin consumer electronics power products. In addition, operating expenses are expected to increase steadily throughout the year to a fourth quarter level of $6.0 — $.6.5 million, although they are expected to trend down as a percentage of revenue significantly in the second half of the year.

Key future milestones include:

•	The liquidation of power products from previous suppliers remaining in the Targus channel by the end of the second quarter, which is expected to increase Mobility’s sales through Targus in subsequent quarters

•	Launch of portable computer power products in new international markets, including Asia and Australia, by Targus and Kensington

•	Launch of RadioShack consumer electronics power products in July 2004

•	Mobility’s launch of new consumer electronics power products in non-RadioShack channels in Q3/Q4 2004

•	Launch of wireless handset power adapter program through Motorola in late 2004 or early

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2005

•	New product introductions that will provide consumers with additional variety and price points to meet their specific power needs for their mobile electronic devices

Commenting on Mobility’s outlook, Mr. Mollo said, “We believe that all of the pieces are in place to generate accelerated revenue growth in the second half of 2004 and in 2005: our distribution partners, which hold an approximate 60% share of the U.S. third-party after-market for portable computer power adapters, are placing our new universal power products with a growing number of major retailers, corporate accounts, resellers and catalogues, and initial sell through rates continue to meet our expectations; we are expanding our presence in additional international markets, such as Europe, Asia and Australia; and we are on track with the development and distribution partnerships for our consumer electronics power products that will be introduced later this year.

“As a result of our expanding innovative product offering and the powerful lineup of strategic relationships and distribution partners we have developed, we continue to establish a leadership position in the rapidly growing market for universal power adapters. While we are intensely focused on reaching profitability, we are also committed to making the near-term investments in marketing, development and patent protection that will allow us to strengthen and defend this leadership position. Despite these investments, we have maintained excellent leverage in our business model, and we believe we will achieve consistent bottom line improvement as our revenue growth accelerates in future quarters,” said Mr. Mollo.

About Mobility Electronics, Inc.

Mobility Electronics, Inc., based in Scottsdale, Arizona, is a rapidly growing developer and marketer of a broad range of innovative solutions for the mobile electronic device market (e.g., wireless phones, notebook computers, PDAs, digital cameras, etc.). The Company’s innovative solutions include power adapters, hardware and software products for handheld devices, connectivity and expansion products for servers, desktop and portable computers and other accessories for the mobile electronic device market.

Mobility Electronics’ brands include both the iGo® and MAGMA™ product lines. iGo’s flagship products include the industry’s first combination AC/DC power adapter, Juice™, as well as first-to-market handheld software and accessory products such as Quickoffice™ and Pitch™. The Company’s MAGMA line of patented expansion products enables the industry’s only PCI expansion solutions for servers, desktop and mobile computing users.

Mobility Electronics’ products are available to mobile electronic device users directly via the Company’s award-winning Web site (www.igo.com) as well as through the Company’s global distribution base of leading resellers, retailers and OEM partners. For additional information on Mobility Electronics’ products and services, call 480-596-0061, or visit its Web site at www.mobilityelectronics.com.

iGo is a registered trademark and Juice, Quickoffice, Pitch, MAGMA, ice and PowerXtender are trademarks of Mobility Electronics, Inc. All other registered and unregistered trademarks are the property of their respective owners.

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. The words “believe,” “expect,” “anticipate,” and other similar statements of expectations identify forward-looking statements. Forward-looking statements in this press release include our expectations regarding our future growth, the growth of the power adapter market and the other markets that we serve, the anticipated benefits of our strategic relationships with various customers, the demand for, and expected sales of, our products, anticipated

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product development projects and expanded product offerings, such as our consumer electronic power products, the development of an industry standard based on our technology, the strength of our intellectual property, revenue, margin and expense projections and earnings estimates for the second quarter and fiscal year 2004, and the anticipated near and long-term profitability of our business. These forward-looking statements are based largely on management’s expectations and involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Risks that could cause results to differ materially from those expressed in these forward-looking statements include, among others, the loss of, and failure to replace, any significant customers; the timing and success of new product introductions; product developments, introductions and pricing of competitors; the timing of substantial customer orders; the availability of qualified personnel; the performance of suppliers and subcontractors; market demand and industry and general economic or business conditions; and other factors to which this press release refers. Additionally, other factors that could cause actual results to differ materially from those set forth in, contemplated by, or underlying these forward-looking statements are included in our Annual Report on Form 10-K for the year ended December 31, 2003 under the heading “Risk Factors.” In light of these risks and uncertainties, the forward-looking statements contained in this press release may not prove to be accurate. We undertake no obligation to publicly update or revise any forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements. Additionally, we do not undertake any responsibility to update you on the occurrence of unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.

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Mobility Electronics, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(000’s except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2004	2003
Net revenue	$14,511	$11,971
Gross profit	4,938	4,190
Selling, engineering and administrative expenses	5,713	5,310
Other income, net	2	44

Net loss	(773)	(1,076)
Beneficial conversion costs of preferred stock	—	(445)

Net loss attributable to common stockholders	$(773)	$(1,521)

Net loss per share – Basic and diluted	$(0.03)	$(0.07)

Weighted avg common shares outstanding:
Basic and diluted	27,626	20,375

SELECTED OTHER DATA
Reconciliation of non-GAAP Financial Measure - net loss attributable to common stockholders to earnings before interest, taxes, depreciation and amortization (EBITDA), less certain other non-cash charges:

Net loss attributable to common stockholders	$(773)	$(1,521)
Other income, net	(2)	(44)
Depreciation and amortization	547	549
Beneficial conversion costs of preferred stock	—	445

EBITDA, less certain other non-cash charges	$(228)	$(571)

This information is being provided because management believes it is a key metric to the investment community and assists in the understanding and analysis of period-to-period operating performance. EBITDA should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP.

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Mobility Electronics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(000’s)

	March 31,	December 31,
	2004	2003
	(unaudited)
ASSETS
Cash and cash equivalents	$10,554	$11,024
Accounts receivable, net	12,618	11,438
Inventories	9,113	8,240
Prepaid expenses and other current assets	300	311

Total current assets	32,585	31,013
Other assets, net	19,915	19,250

Total assets	$52,500	$50,263

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$11,442	$8,665
Long-term liabilities	501	526

Total liabilities	11,943	9,191
Total stockholders’ equity	40,557	41,072

Total liabilities and stockholders’ equity	$52,500	$50,263

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